Exhibit 3.1

CERTIFICATE OF FORMATION

OF

ORIGIN MERGER SUB II, LLC

This Certificate of Formation of Origin Merger Sub II, LLC (the “Company”), dated as of April 1, 2022, is being duly executed and filed by Ellen E. Choe, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101,et seq.).

FIRST. The name of the limited liability company formed hereby is Origin Merger Sub II, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Ellen E. Choe
Ellen E. Choe
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:21 AM 04/0112022
FILED 08:21 AM 04/01/2022
SR 20221264075 - File Number 6700498